EXHIBIT 99.2

AutoZone Announces Organizational Changes

MEMPHIS, Tenn., Oct. 7, 2015 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced the following organizational changes, effective immediately. Mark Finestone, Senior Vice President, Merchandising and Store Development, has been promoted to Executive Vice President, Merchandising, Supply Chain, and Marketing.  Bill Graves, Senior Vice President, Supply Chain and International, has been promoted to Executive Vice President, Mexico, Brazil, IMC, and Store Development. Additionally, Tom Newbern, Senior Vice President, Store Operations and Loss Prevention, has been promoted to Executive Vice President, Store Operations, Commercial and Loss Prevention.

"With these promotions, we continue to strengthen our senior leadership team with seasoned and accomplished AutoZoners," said Bill Rhodes, Chairman, President and Chief Executive Officer. "Mark, Bill, and Tom have proven leadership abilities that have been invaluable to our past successes and their experiences will serve this company at a very high level for many years to come."

About AutoZone:

As of August 29, 2015, AutoZone sells auto and light truck parts, chemicals and accessories through 5,141 AutoZone stores in 49 states in the U.S., the District of Columbia and Puerto Rico, 441 stores in Mexico, 20 IMC branches, and seven stores in Brazil for a total count of 5,609.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. IMC branches carry an extensive line of OE quality import replacement parts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media: Ray Pohlman, 866-966-3017, ray.pohlman@autozone.com
         Financial: Brian Campbell, 901 495-7005, brian.campbell@autozone.com